EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	September 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$88,821	$70,225
Term deposits with banks	60,088	—
Available-for-sale securities	6,337	60,786
Accounts receivable, net	3,870	6,025
Receivables from sales representatives	8,076	5,574
Inventory	650	1,306
Prepaid expenses and other current assets	18,592	16,513
Deferred tax assets	165	28

Total Current Assets	186,599	160,457

Property and equipment, net	78,888	82,657
Long term investments	100	100
Deferred tax assets	277	323
Other noncurrent assets	2,809	1,561

Total Assets	$268,673	$245,098

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,734	$10,117
Deferred income and customer prepayments	85,208	73,636
Accrued liabilities	12,836	11,579
Income taxes payable	524	261

Total Current Liabilities	106,302	95,593

Deferred income and customer prepayments	4,135	3,044
Deferred tax liability	169	318

Total Liabilities	110,606	98,955

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 51,419,540 (2008: 51,376,335) shares issued and 44,544,540 (2008: 44,501,335) outstanding	514	514
Additional paid in capital	136,969	133,922
Treasury shares, at cost – 6,875,000 (2008: 6,875,000) shares	(50,000)	(50,000)
Retained earnings	62,733	55,259
Accumulated other comprehensive income	2,959	2,225

Total Company Shareholders’ Equity	153,175	141,920

Non-controlling interest	4,892	4,223

Total Equity	158,067	146,143

Total Liabilities and Equity	$268,673	$245,098

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$28,780	$35,350	$87,431	$105,766
Exhibitions	901	511	29,372	31,731
Miscellaneous	931	1,716	2,817	4,354

	30,612	37,577	119,620	141,851

Operating Expenses:
Sales (Note 2)	12,087	16,036	45,820	48,909
Event production	319	280	10,032	11,359
Community (Note 2)	4,796	5,976	17,885	21,425
General and administrative (Note 2)	11,057	11,742	33,975	35,809
Online services development (Note 2)	1,408	1,549	4,172	4,530
Amortization of software costs	26	50	106	147

Total Operating Expenses	29,693	35,633	111,990	122,179

Income from Operations	919	1,944	7,630	19,672

Interest and dividend income	312	670	725	2,616
Foreign exchange gains (losses), net	85	(24)	58	(1,319)

Income before Income Taxes	1,316	2,590	8,413	20,969
Income Tax Expense	(96)	(140)	(270)	(561)

Net Income	$1,220	$2,450	$8,143	$20,408

Net income attributable to non-controlling interest	(35)	(175)	(669)	(1,508)

Net Income Attributable to the Company	$1,185	$2,275	$7,474	$18,900

Basic net income per share attributable to the Company’s shareholders	$0.03	$0.04	$0.17	$0.37

Diluted net income per share attributable to the Company’s shareholders	$0.03	$0.04	$0.16	$0.36

Shares used in basic net income per share calculations	44,544,540	51,375,031	44,543,207	51,343,939

Shares used in diluted net income per share calculations	45,877,214	52,284,014	45,759,320	52,215,890

Note : 1.	Online and other media services consists of:

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Online services	$20,904	$23,480	$64,928	$69,514
Print services	7,876	11,870	22,503	36,252

	$28,780	$35,350	$87,431	$105,766

Note : 2.	Non-cash compensation expenses associated with the employee and team member equity compensation plans, Global Sources Directors Share Grant Award Plan and Directors Purchase Plan included under various categories of expenses are as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$213	$(582)	$1,053	$(1,390)
Community	155	14	304	194
General and administrative	493	136	1,569	536
Online services development	79	53	255	178

	$940	$(379)	$3,181	$(482)